Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
December 2, 2008
MEDIA CONTACT: Sharon McHale
703-903-2438
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC ADVISES NYSE OF INTENT TO MEET CONTINUED LISTING STANDARD

McLEAN, Va. — Freddie Mac (NYSE: FRE) today reported in a filing with the U.S. Securities and Exchange Commission (SEC) that the company has notified the New York Stock Exchange (NYSE) that it intends to bring the share price of its common stock and the average share price of its common stock for 30 consecutive trading days above $1.00 by no later than May 18, 2009.

Freddie Mac is currently working with its conservator, the Federal Housing Finance Agency (FHFA), to determine the specific action or actions that Freddie Mac will take to cure the deficiency. If necessary to bring its share price and its average share price for 30 consecutive trading days above $1.00, and subject to the approval of the U.S. Department of the Treasury, Freddie Mac has advised the NYSE that it may undertake a reverse stock split in order to cure the deficiency by the May 18, 2009 date. Freddie Mac expects to determine the actual number of shares that will produce one share of common stock as a result of any reverse stock split based on both the market price of Freddie Mac’s common stock prior to announcement of the split and additional input from FHFA and Treasury.

Under applicable NYSE rules, Freddie Mac now has until May 18, 2009, subject to supervision by the NYSE, to bring its share price and its average share price for 30 consecutive trading days above $1.00. If it fails to do so, the NYSE will initiate suspension and delisting procedures.

Freddie Mac’s common stock and each of the company’s listed series of preferred stock continue to trade on the exchange’s main platform under the symbol or prefix “FRE,” but with the addition of a “.BC” to indicate to investors that the company is not currently in compliance with the exchange’s continued listing standards.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters.

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